Exhibit 99.1

B&G Foods Reports Strong First Quarter Net Sales and Earnings Growth

— Increases Fiscal 2013 Guidance —

Parsippany, N.J., April 18, 2013—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2013.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 8.8% to $171.2 million

•                  Net income increased 17.0% to $19.6 million

•                  Diluted earnings per share increased 5.7% to $0.37

•                  EBITDA* increased 7.2% to $45.7 million

•                  EBITDA guidance increased to a range of approximately $180.0 million to $184.0 million for the full year

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “Our business performed very well in the first quarter, growing by 8.8% via a healthy mix of base business volume gains and acquisition growth.  The New York Style and Old London acquisition completed in October 2012 performed to expectations in both sales and earnings.  Growth in the base business came from our top two tiers of brands, which together contributed a 3.0% net sales gain for the quarter.”

Financial Results for the First Quarter of 2013

Net sales for the first quarter of 2013 increased $13.9 million, or 8.8%, to $171.2 million from $157.3 million for the first quarter of 2012.  Net sales of the New York Style and Old London brands, which B&G Foods acquired at the end of October 2012, contributed $11.3 million to the overall increase.  Net sales from our base business increased $2.6 million, or 1.6%, of which $2.5 million was attributable to a unit volume increase and $0.1 million was attributable to net price increases.

Gross profit for the first quarter of 2013 increased 3.5% to $58.8 million from $56.8 million in the first quarter of 2012.  Gross profit expressed as a percentage of net sales decreased 1.7 percentage points to 34.4% for the first quarter of 2013 from 36.1% in the first quarter of 2012.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to the full quarter effect of the New York Style and Old London brands accounting for 0.8 percentage points of the decrease.  Increased trade spending accounted for 0.3 percentage points of the decline, with the remainder related to a sales mix shift to lower margin products.  Operating income increased 5.4% to $40.2 million for the first quarter of 2013, from $38.2 million in the first quarter of 2012.

Net interest expense for the first quarter of 2013 decreased $2.2 million or 18.5% to $9.8 million from $12.0 million for the first quarter of 2012.  The decrease in net interest expense for the first quarter was

*           Please see “About Non-GAAP Financial Measures” below for the definition of the term EBITDA and a reconciliation of EBITDA to the most comparable GAAP financial measures.

primarily attributable to our redemption of $101.5 million principal amount of our outstanding senior notes in December 2012 and scheduled principal payments on our tranche A and tranche B term loans.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $19.6 million, or $0.37 per diluted share, for the first quarter of 2013, as compared to reported net income of $16.8 million, or $0.35 per diluted share, for the first quarter of 2012.

For the first quarter of 2013, EBITDA increased 7.2% to $45.7 million from $42.6 million for the first quarter of 2012.

Guidance

B&G Foods increased its EBITDA guidance for fiscal 2013 to a range of approximately $180.0 million to $184.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, April 18, 2013.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 299-7207 for U.S. callers or (719) 325-4855 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 3742986. The replay will be available from April 18, 2013, through May 2, 2013.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures

“EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) is a “non-GAAP financial measure.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Additional information regarding EBITDA, and a reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the first quarters of 2013 and 2012, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ EBITDA expectations for fiscal 2013.  Such forward-

looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Form 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 30, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$16,146	$19,219
Trade accounts receivable, net	46,816	43,357
Inventories	87,747	89,757
Prepaid expenses and other current assets	4,221	5,326
Income tax receivable	3,347	4,262
Deferred income taxes	2,079	2,175
Total current assets	160,356	164,096

Property, plant and equipment, net of accumulated depreciation of $103,936 and $100,625	103,098	104,746
Goodwill	267,940	267,940
Other intangibles, net	635,129	637,196
Other assets	17,152	17,990
Total assets	$1,183,675	$1,191,968

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$23,208	$25,050
Accrued expenses	16,929	23,610
Current portion of long-term debt	37,937	40,375
Dividends payable	15,329	15,243
Total current liabilities	93,403	104,278

Long-term debt	593,175	597,314
Other liabilities	7,380	8,038
Deferred income taxes	125,897	121,163
Total liabilities	819,855	830,793
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 52,858,772 and 52,560,765 shares issued and outstanding as of March 30, 2013 and December 29, 2012	529	526
Additional paid-in capital	209,775	226,900
Accumulated other comprehensive loss	(10,962)	(11,095)
Retained earnings	164,478	144,844
Total stockholders’ equity	363,820	361,175
Total liabilities and stockholders’ equity	$1,183,675	$1,191,968

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012

Net sales	$171,194	$157,339
Cost of goods sold	112,382	100,514
Gross profit	58,812	56,825

Operating expenses:
Selling, general and administrative expenses	16,508	16,640
Amortization expense	2,067	2,022
Operating income	40,237	38,163

Other expenses:
Interest expense, net	9,773	11,989
Income before income tax expense	30,464	26,174
Income tax expense	10,830	9,396
Net income	$19,634	$16,778

Weighted average shares outstanding:
Basic	52,715	48,039
Diluted	52,942	48,337

Basic and diluted earnings per share	$0.37	$0.35

Cash dividends declared per share	$0.29	$0.27

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012
Net income	$19,634	$16,778
Income tax expense	10,830	9,396
Interest expense, net	9,773	11,989
Depreciation and amortization	5,420	4,441
Loss on extinguishment of debt	—	—
EBITDA(1)	45,657	42,604
Income tax expense	(10,830)	(9,396)
Interest expense, net	(9,773)	(11,989)
Deferred income taxes	4,742	4,153
Amortization of deferred financing costs and bond discount	1,175	1,257
Share-based compensation expense	670	740
Excess tax benefits from share-based compensation	(4,349)	(8,118)
Changes in assets and liabilities	(4,185)	1,734
Net cash provided by operating activities	$23,107	$20,985

(1)                 EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, to among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

                                EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.